Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact:
FINAL	Margot Olcay
Rubenstein Associates
(212) 843-8284
molcay@rubenstein.com

Wells REIT II Closes Private Offering of Senior Notes

NORCROSS, Ga. (April 4, 2011) – Wells Real Estate Investment Trust II, Inc. (Wells REIT II) today confirmed that it closed the offering of senior unsecured notes announced by the company on March 29, 2011.

According to the terms of the offering, Wells REIT II sold $250,000,000 aggregate principal amount of 5.875% senior unsecured notes due in 2018 (the “Notes”) at 99.295 percent of their face value in a private offering. The notes were rated Baa3 by Moody’s Investors Service and BBB- by Standard & Poor’s.

“We’re very pleased with the new institutional relationships we’ve developed as a result of this offering and we look forward to maintaining an open dialogue with this community as we continue to pursue portfolio excellence and seek to maximize shareholder value,” said Nelson Mills, president of Wells REIT II.

With the completion of this transaction, Wells REIT II is the first nontraded REIT to issue bonds in the investment-grade corporate bond market. Wells REIT II is also the only public, non-traded REIT currently holding investment-grade credit ratings from S&P and Moody’s: the company was assigned a credit rating of Baa3 rating from Moody’s Investors Service and BBB- by Standard & Poor’s Rating Services in April 2010.

About Wells REIT II

Currently, the Wells REIT II portfolio includes 94 office buildings in 23 states and Washington, D.C., covering more than 22 million square feet. Wells REIT II is advised by Wells Real Estate Advisory Services II, LLC, a wholly-owned subsidiary of Wells Real Estate Funds, Inc.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this press release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this release. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. This is neither an offer nor a solicitation to purchase securities. An offer for current stockholders to invest through the distribution investment plan is made only by the prospectus.

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